Exhibit 4.12

                           TERMINATION AGREEMENT

         Termination Agreement dated as of September 14, 1993 between Reading & Bates Corporation, a Delaware corporation ("R&B"), and BCL Investment Partners, L.P., a
    Delaware limited partnership (the "Partnership").

         R&B, the Partnership, R&B Rig Investment Partners, L.P. ("Rig"), R&B MODU Investment Associates, L.P. ("MODU") and M&W Investment Partners, L.P. ("M&W") are parties to an agreement dated as of March 27, 1991. Subsequent to March 27, 1991, Rig, MODU and M&W have been merged into and become a part of the Partnership. R&B and the Partnership have mutually agreed to terminate the Agreement, effective as of the date of this Termination Agreement, on the terms set out below:

         1. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

         2.   Effective as of September 14, 1993 the
              Agreement is terminated, and neither party shall thereafter have any obligation to the other thereunder.

         3.   Notwithstanding the termination of the
              Agreement, the Partnership's Designees to the Board shall continue to serve as directors in the same manner as other directors and Partnership's Designee currently serving as Chairman and Chief Executive Officer of R&B will continue to serve in such capacity pursuant to the terms of a separate employment agreement between R&B and the Partnership's Designee.

         IN WITNESS WHEREOF, the parties have executed this Termination Agreement as of the date first shown above.

                             READING & BATES CORPORATION

                             By:  /s/Tim W. Nagle
                             Its: Vice President and Chief
                                  Financial Officer

                             BCL INVESTMENT PARTNERS, L.P.

                              By:  GREENWING INVESTMENTS, INC.,
                                   GENERAL PARTNER

                              By:  /s/Frank A. Wojtek
                              Its: Vice President